Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

WCG HoldCo IV LLC

Princeton, New Jersey

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 11, 2021, relating to the consolidated financial statements of WCG HoldCo IV LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Seattle, Washington

July 27, 2021